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


         The following communication was distributed to owners of shares of Class B-3 common stock of Chicago Mercantile Exchange Holdings Inc. on or about March 25, 2003:


                   Leon Shender for director CME board 2003
                      Contact me at leon@leonshender.com
                           Or by phone: 773-960-6978



I am making an important appeal to you as a candidate for the IOM/B3 directorship. As a recent CME board member and an equity owner I am deeply concerned that our interests are not being adequately represented by our board. Because of our reorganization, the board has been downsized. This was necessary, but it has left our IOM division with only one representative. It is now considerably more important that this be an individual who shares the perspective and interests of our IOM/B3 membership.

When I last asked for your vote, you trusted me to help guide our radical change from a private institution to a publicly owned exchange. That move has helped shareholders realize the ownership value that was implied in our memberships. Now we share ownership with the public. In time, the outside investor will own increasingly more and more of our exchange and the board will be presented with many conflicts. The new Board will have to balance the needs of traders with investors. Where in the past members shared common goals, the investor's only concern is Price/Earning ratios and the NYSE ticker price.

Traders must always have a strong voice at the Board level. As traders with a vested stake in the long term success of the exchange we provide an anchor against the mishaps of the economy. That factor cannot be accounted for in annual reports, nor computed. Trading skills and market knowledge breathe life into our markets everyday, and the insight of professionals who have committed their careers to our institution must not be discounted. Trading must be of primary concern to continue to nurture and protect the Chicago Mercantile Exchange. We must elect a trader.

I have been an independent trader and order filler for 27 years. I have been an equity owner all of that time. No other candidate can make these claims. Our current B3 director is a very nice guy, always on the floor with a handshake and a joke. Unfortunately he is not a trader, and he has never seen fit to risk his own equity in the exchange. He is an employee of a member firm. The other candidate has very little committee experience, has never been in a position of leadership, and has deep ties to broker groups. As an independent owner and former Director I have the requisite experience and viewpoint to decide critical issues putting your interests which are also my only interests first.

The CME has been a fortunate recipient of global market volatility. It has helped us produce record profits as well as ideal trading conditions. We as traders know that markets turn and volume and liquidity are not constants. We are near that critical juncture where we need to elect a Director with trading and Board experience. I will be there, as I always have to help lead.


Sincerely,


Leon Shender


                                             Please see reverse for disclaimer



Chicago Mercantile Exchange Holdings Inc. has filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") regarding the Annual Meeting of Shareholders to be held on April 22, 2003. Shareholders of Chicago Mercantile Exchange Holdings Inc. are urged to read the definitive proxy statement and any other relevant materials filed by Chicago Mercantile Exchange Holdings Inc. with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 30 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding letter was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of Chicago Mercantile Exchange Holdings Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.